UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported):  March 19, 2008

ARKANOVA ENERGY CORPORATION
 (Exact name of registrant as specified in charter)

Nevada	000-51612	68-0542002
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Waterway Avenue, Suite 300, The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-2787

Copies to:
Marc Ross, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

ITEM 2.01	Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant

ITEM 3.02	Unregistered Sales of Equity Securities

On March 19, 2008, Arkanova Energy Corporation (“Arkanova”), completed the sale of a $500,000 principal amount debenture to the John Thomas Bridge & Opportunity Fund.  The debenture bears interest at a rate of 10% per annum and is due and payable on the earlier of (i) one year from the issuance date, (ii) upon a change of control of Arkanova, or (iii) upon closing of a subsequent financing or series of financings with gross proceeds of $1,000,000 received by Arkanova.  Upon any event of default, the debenture is convertible at the option of the holder into shares of Arkanova’s common stock at a conversion price of $0.25 per share, subject to adjustment for lower priced securities issuances.  Arkanova also issued the investor a warrant to purchase 250,000 shares of Arkanova common stock at a price of $0.65 per share, exercisable for a period of five years.  The exercise price of the warrant is adjustable in the event of lower priced securities issuances.  Arkanova paid a fee of $40,000 in connection with the sale of the debenture and the warrant.

ITEM 9.01	Financial Statements and Exhibits

Exhibits.

Exhibit Number	Description

4.1	Debenture

4.2	Warrant

10.1	Securities Purchase Agreement dated March 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANOVA ENERGY CORPORATION

Dated: March 25, 2008	By:	/s/ PIERRE MULACEK
Name: Pierre Mulacek
Title: Chief Executive Officer

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